Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG PERFORMANCE IN FIRST QUARTER 2006

-- Revenues grew 18% and earnings per share grew 13% --

LYNDHURST, N.J., APRIL 20, 2006—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the first quarter ended March 31, 2006, net income increased to $145 million from $132 million in the first quarter of 2005. Earnings per diluted share increased 13% to $0.72 from $0.64 a year ago. Included in the 2006 results were pretax special charges of $27 million, or $0.08 per share, primarily associated with integration activities; and a pretax gain of $16 million, or $0.05 per share, associated with the sale of an investment. The company’s first quarter 2006 results include $19 million of pretax expenses, or $0.06 per share, associated with stock-based compensation recorded in accordance with SFAS 123R.

First quarter revenues grew 17.9% over the prior year level to $1.6 billion. The acquisition of LabOne, which was completed on November 1, 2005, increased consolidated revenues by approximately 10%. The performance at NID, the company’s test kit manufacturing subsidiary, reduced consolidated revenue growth by approximately 1%. Clinical testing revenues grew 13.4%, with LabOne contributing approximately 5%. Clinical testing volume, measured by the number of requisitions, increased 8.7% and revenue per requisition increased 4.3%.

For the first quarter, operating income was $245 million, or 15.7% of revenues, compared to $230 million, or 17.4% of revenues, in 2005. Operating income as a percentage of revenues compared to the prior year was reduced by approximately 1.7% due to special charges, 1.2% due to stock-based compensation (SFAS 123R), 0.8% due to the inclusion of LabOne and 0.7% due to the performance at NID.

Bad debt expense improved to 4.1% from 4.5% a year ago. Days sales outstanding were 43 days, compared to 46 days at the end of 2005. Cash flow from operations increased to $241 million from $136 million in 2005. During the quarter the company repurchased $104 million of its common stock and made capital expenditures of $42 million.

“We had an excellent first quarter,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “We are seeing strong top-line growth and margin expansion resulting from increased interest in new and innovative tests, and from our focus on enhancing the overall experience for patients and physicians. We continue to see opportunities to grow our business profitably, and have increased our outlook for 2006.”

Discontinuing NID Operations
On April 19, 2006 the company decided to discontinue the operations of NID after evaluating a number of alternatives. This decision is expected to result in a second quarter pretax charge, preliminarily estimated to be up to $45 million.

Outlook for 2006 Raised
For the full year 2006, revenues are now expected to grow approximately 14%. Operating income is expected to approximate 17% of revenues; cash from operations is expected to exceed $800 million; and capital expenditures are expected to be between $225 million and $245 million. The company raised its expectation for full year earnings per diluted share to between $2.85 and $2.95, from $2.75 to $2.85. These estimates exclude the impact of the anticipated second quarter charge related to discontinuing NID’s operations.

Quest Diagnostics will hold its first quarter conference call on April 20 at 8:30 A.M. Eastern Time. A simulcast of the call and a replay are available via the Internet at: www.questdiagnostics.com and registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 11:30 A.M. on April 20 through 11 P.M. on May 18, 2005 to investors in the U.S. by dialing 800-224-1051. Investors outside the U.S. may dial 402-220-3762. No password is required for either number.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2005 Form 10-K and subsequent filings.

– Table follows –

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations
For the Three Months Ended March 31, 2006 and 2005
(in millions, except per share and percentage data)

	Three Months Ended March 31,

	2006	2005

Net revenues	$1,555.4	$1,319.5

Operating costs and expenses:
Cost of services	923.0	780.1
Selling, general and administrative	358.2	308.4
Amortization of intangible assets	2.3	0.9
Other operating expense, net	27.4	0.2

Total operating costs and expenses	1,310.9	1,089.6

Operating income	244.5	229.9

Other income (expense):
Interest expense, net	(23.5)	(12.8)
Minority share of income	(5.4)	(5.0)
Equity earnings in unconsolidated joint ventures	8.0	7.2
Other income, net	17.4	0.8

Total non-operating expenses, net	(3.5)	(9.8)

Income before taxes	241.0	220.1
Income tax expense	96.4	88.5

Net income	$144.6	$131.6

Earnings per common share:
Basic	$0.73	$0.65
Diluted	$0.72	$0.64

Weighted average common shares outstanding:
Basic	198.4	201.7
Diluted	201.0	206.1

Operating income as a percentage of net revenues	15.7%	17.4%

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Balance Sheets
March 31, 2006 and December 31, 2005
(in millions, except per share data)

	March 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$156.5	$92.1
Accounts receivable, net	775.7	732.9
Inventories	77.9	77.9
Deferred income taxes	112.7	107.4
Prepaid expenses and other current assets	77.2	59.2

Total current assets	1,200.0	1,069.5
Property, plant and equipment, net	746.3	753.7
Goodwill, net	3,199.2	3,197.2
Intangible assets, net	143.0	147.4
Other assets	146.1	138.3

Total assets	$5,434.6	$5,306.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$835.5	$764.5
Short-term borrowings and current portion of long-term debt	291.9	336.8

Total current liabilities	1,127.4	1,101.3
Long-term debt	1,240.5	1,255.4
Other liabilities	201.4	186.4
Stockholders’ equity:
Common stock, par value $0.01 per share; 300 shares authorized; 213.7 shares issued at both March 31, 2006 and December 31, 2005	2.1	2.1
Additional paid-in capital	2,176.6	2,175.5
Retained earnings	1,417.3	1,292.5
Unearned compensation	—	(3.3)
Accumulated other comprehensive loss	(4.3)	(6.2)
Treasury stock, at cost; 15.6 and 15.2 shares at March 31, 2006 and December 31, 2005, respectively	(726.4)	(697.6)

Total stockholders’ equity	2,865.3	2,763.0

Total liabilities and stockholders’ equity	$5,434.6	$5,306.1

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2006 and 2005
(in millions)

	Three Months Ended March 31,

	2006	2005

Cash flows from operating activities:
Net income	$144.6	$131.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49.0	42.5
Provision for doubtful accounts	63.4	59.4
Stock-based compensation expense	19.4	0.2
Provision for restructuring	24.8	—
Deferred income tax benefit	(11.6)	(16.0)
Minority share of income	5.4	5.0
Tax benefits associated with stock-based compensation plans	—	11.3
Excess tax benefits from stock-based compensation arrangements	(12.7)	—
Other, net	(17.6)	(0.8)
Changes in operating assets and liabilities:
Accounts receivable	(106.2)	(112.6)
Accounts payable and accrued expenses	(1.9)	(51.4)
Integration, settlement and other special charges	—	(0.7)
Income taxes payable	98.9	86.7
Other assets and liabilities, net	(14.8)	(19.2)

Net cash provided by operating activities	240.7	136.0

Cash flows from investing activities:
Capital expenditures	(42.2)	(55.4)
Business acquisition, net of cash acquired	—	(19.3)
Decrease (increase) in investments and other assets	14.2	(0.5)

Net cash used in investing activities	(28.0)	(75.2)

Cash flows from financing activities:
Repayments of debt	(60.0)	(100.4)
Proceeds from borrowings	—	100.0
Decrease in book overdrafts	(14.3)	—
Purchases of treasury stock	(104.0)	(62.3)
Exercise of stock options	38.8	35.5
Excess tax benefits from stock-based compensation arrangements	12.7	—
Dividends paid	(17.9)	(15.0)
Distributions to minority partners	(3.1)	(5.7)
Financing costs paid	(0.5)	—

Net cash used in financing activities	(148.3)	(47.9)

Net change in cash and cash equivalents	64.4	12.9

Cash and cash equivalents, beginning of period	92.1	73.3

Cash and cash equivalents, end of period	$156.5	$86.2

Cash paid during the period for:
Interest	$21.9	$22.0
Income taxes	$8.6	$6.4

Notes to Financial Tables

1)

On June 20, 2005, the Company effected a two-for-one stock split through the issuance of a stock dividend of one new share of common stock for each share of common stock held by stockholders of record on June 6, 2005. References to the number of common shares and per common share amounts in the accompanying consolidated balance sheets and consolidated statements of operations, including earnings per common share calculations and related disclosures, have been restated to give retroactive effect to the stock split for all periods presented.

2)	The computation of basic and diluted earnings per common share (using the if-converted method) is as follows:

	Three Months Ended
	March 31,

	2006	2005

	(in millions, except per share data)

Net income available to common stockholders – basic	$144.6	$131.6
Add: Interest expense associated with contingent convertible debentures, net of related tax effects	—	0.1

Income available to common stockholders – diluted	$144.6	$131.7

Weighted average common shares outstanding – basic	198.4	201.7

Effect of dilutive securities:
Stock options, restricted common shares and performance share units granted	2.6	3.8
Contingent convertible debentures	—	0.6

Weighted average common shares outstanding – diluted	201.0	206.1

Basic earnings per common share	$0.73	$0.65

Diluted earnings per common share	$0.72	$0.64

3)

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123, revised 2004, “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that companies recognize compensation cost relating to share-based payment transactions based on the fair value of the equity or liability instruments issued. SFAS 123R is effective for annual periods beginning after January 1, 2006. The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective approach and therefore has not restated results for prior periods. Under this approach, awards that are granted, modified or settled after January 1, 2006 will be measured and accounted for in accordance with SFAS 123R. Unvested awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123” (“SFAS 148”), except that compensation costs will be recognized in the Company’s results of operations.

In the first quarter of 2006, the stock-based compensation expense recorded in accordance with SFAS 123R totaled $19.4 million ($11.7 million, net of tax, or $0.06 per share). In addition, in connection with the adoption of SFAS 123R, net cash provided by operating activities decreased and net cash provided by financing activities increased in the first quarter of 2006 by $12.7 million related to the classification of excess tax benefits from stock-based compensation arrangements.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and chose to adopt the disclosure-only provisions of SFAS 123, as amended by SFAS 148. Under this approach, the cost of restricted stock awards was expensed over their vesting period, while the imputed cost of stock option grants and discounts offered under the Company’s Employee Stock Purchase Plan was disclosed, based on the vesting provisions of the individual grants, but not charged to expense. Stock-based compensation expense recorded in accordance with APB 25, relating to restricted stock awards, was $0.2 million for the three months ended March 31, 2005. The following pro forma information is presented for comparative purposes and illustrates the pro forma effect on net income and earnings per share for the period presented, as if the Company had elected to recognize compensation cost associated with stock option awards and employee stock purchases under the Company’s Employee Stock Purchase Plan, consistent with the method prescribed by SFAS 123, as amended by SFAS 148 (in millions, except per share data):

Three Months Ended March 31, 2005

Net income
Net income, as reported	$131.6
Add: Stock-based compensation under APB 25	0.2
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(10.6)

Pro forma net income	$121.2

Earnings per common share
Basic – as reported	$0.65

Basic – pro forma	$0.60

Diluted – as reported	$0.64

Diluted – pro forma	$0.59

The fair value of each stock option award was estimated on the date of grant using a lattice-based option valuation model that uses the assumptions in the following table. The expected volatility under the lattice-based option-valuation model was based on the current and the historical implied volatilities from traded options of the Company’s stock. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of the options granted was estimated using the historical exercise behavior of employees. The dividend yield is based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant.

	Three Months Ended
	March 31,

	2006	2005

Expected volatility	17.9%	23.3%
Dividend yield	0.7%	0.7%
Risk-free interest rate	4.5% - 4.6%	3.9% - 4.0%
Expected holding period, in years	5.6 – 6.2	5.4 – 6.2

The fair value of restricted stock awards and performance share units is the average market price of our common stock at the date of grant.

4)

Other operating expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges.

During the first quarter of 2006, the Company finalized its plan related to the integration of LabOne, Inc. and recorded a charge of $20.7 million associated with executing the integration plan. The $20.7 million charge relates to actions that impact Quest Diagnostics’ employees and operations and is comprised principally of employee severance costs. In addition, the Company accrued $2.6 million of integration costs which were included in goodwill.

In addition, during the first quarter of 2006, the Company recorded a $4.1 million charge related to consolidating its operations in California into a new facility. The costs were comprised primarily of employee severance costs and the write-off of certain operating assets.

5)

Other income, net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the three months ended March 31, 2006, other income, net includes a $15.8 million gain on the sale of an investment.

6)

The following table summarizes the approximate impact of various items on year-over-year comparisons for certain financial metrics reported for the quarter ended March 31, 2006 and is included for informational purposes only:

	Revenue Growth	Operating Income as a % of Revenues	Diluted Earnings Per Common Share

Reported:	17.9%	15.7%	$0.72

Impact on comparisons to prior year of:
Special charges	—	(1.7%)	$(0.08)
SFAS 123R stock-based compensation expense	—	(1.2%)	$(0.06)
LabOne	10.2%	(0.8%)	$(0.01)
NID performance	(1.0%)	(0.7%)	$(0.04)
Weather/timing of holiday	1.0%	0.5%	$0.02
Gain on sale of investment	—	—	$0.05

7)

For the three months ended March 31, 2006, the Company repurchased approximately 2.0 million shares of its common stock at an average price of $52.05 per share for $104 million. For the three months ended March 31, 2006 the Company reissued approximately 1.6 million shares for employee benefit plans. Since the inception of the share repurchase program in May 2003, the Company has repurchased approximately 34.4 million shares of its common stock at an average price of $43.16 for approximately $1.5 billion. At March 31, 2006, $618 million of the share repurchase authorizations remained available.

8)

During the fourth quarter of 2005, the Company’s test kit manufacturing subsidiary, NID, instituted its second voluntary product hold within a six-month period, due to quality issues, which has adversely impacted the operating performance of NID. As a result, the Company evaluated a number of strategic options for NID. On April 19, 2006, the Company decided to discontinue NID’s operations. This decision is expected to result in a pretax charge in the second quarter of 2006 preliminarily estimated to be up to $45 million. The estimated charge is expected to principally relate to the write-off of operating assets and the accrual of liabilities associated with employee severance costs and various lease commitments. The associated cash expenditures are estimated to be up to $35 million.